Exhibit 10.23
LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
pursuant to the
BOWNE & CO., INC.
AMENDED AND RESTATED 1999 INCENTIVE COMPENSATION PLAN
* * * * * * *
Participant:               __________________________________
Date of Grant:           __________________________________
Number of Restricted Stock Units granted:  ________________
This Long-Term Equity Incentive Award Agreement (this “Agreement”) made as of the Date of Grant set forth above by and between Bowne & Co., Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth above (“Participant”), whose address is in care of Bowne & Co., Inc., pursuant to the Company’s 1999 Incentive Compensation Plan as Amended and Restated May 25, 2006 (the “Plan”) is hereby amended as follows:
Paragraph 1. Grant of Restricted Stock Units shall be amended by adding except as specified in paragraph 10 of this Agreement to the end of the following sentence. “The Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason.”
Paragraph 7. Termination of Employment shall be amended as follows:
(c) Immediate Vesting of All Rights. In the event of a Change of Control of the company the Participants will be entitled to receive all vested and non-vest portions of the Final Award immediately. The number of shares of Common Stock to be delivered to the Participant will be equal to the number of shares that would have comprised the Final Award had the last day of the final year of the Participant’s employment been the last day of the Performance Period and the Target Average ROIC was attained.
(d) Definitions. For purposes of this Agreement, “Disability” shall have the same meaning set forth in any employment agreement between the Company and Participant; in the absence of such an agreement, “Disability” means disability as determined by the Committee in accordance with the standards and procedures similar to those under the Company’s long-term disability plan, if any. Subject to the first sentence of this paragraph, at any time that the Company does not maintain a long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Committee.

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT

For purposes of this Agreement, “Involuntary Dismissal” shall mean the termination of Participant’s employment with the Company (or any Subsidiary) through and directly attributable to an action taken by the Board, the Committee, or the Company, other than dismissal for Cause. For purposes of this Agreement, “Cause” shall have the same meaning set forth in any employment agreement between the Company (or any Subsidiary) and Participant; in the absence of such an agreement, “Cause” shall mean the commission by the Participant of any of the Events Triggering Forfeiture as identified in Section 10(b) of the Plan.
For purposes of this Agreement, “Retirement” shall mean the Participant’s termination of employment (other than for Cause) on a date which is after both (i) the Participant’s 55th birthday and (ii) the completion of five (5) years of service with the Company.
For purposed of this Agreement, “Change of Control” shall have the same definition as contained in the Termination Protection Agreements for certain key senior executives.
IN WITNESS WHEREOF, BOWNE & CO., INC. has caused this amendment to the Agreement to be executed on its behalf by an officer of the Company thereunto duly authorized and Participant has accepted the terms of this Agreement, both as of the date of grant.
PARTICIPANT	BOWNE & CO., INC.
By:	By:

___________________	___________________
David Shea